PRACTICAL GEOPHYSICS
728 E. Holyoke Drive
Spring Creek, NV 89815
Tele/FAX: 775-777-1311
E-mail: geofax@frontiernet.net

May 26, 2004

Bill Whittle
Big Bear Gold Corporation
Suite 404, Ocean Pointe Building
1688 152nd Street
South Surrey, B.C., Canada V4A 4N2

Re: Jumping Jack Mine, Round Mountain, Nevada - Proposed Geophysical Survey

Mr. Whittle:

I have received your check in the amount of $10,000 US as advance payment for geophysical work planned for the Jumping Jack Mine property, schedule for mid-July. In response to your letter of May 19, 2004, please consider the following proposed geophysical work.

A geophysical grid survey will use the gradient array resistivity (GAR) method with simultaneous spontaneous potential gradient (SPG) measurements. These two methods provide information about high-angle faults, host rock alteration and veined sulfides, if these features, which are associated with gold mineralization, are present. The GAR/SPG method has excellent search depth up to 1000 feet and excellent lateral resolution within 50 feet. High-angle faults provide conduits for ascending solutions, which alter and mineralize the host rock. Faults, which carry these solutions, are themselves altered and mineralized. They are detected by their anomalous resistivity signatures. Typically, these signatures appear as high-resistivity linears and closures in the contoured resistivity data. In many cases, faults, which control mineralization and alteration, contain veined sulfide minerals. This sulfide mineralization is detected by the SPG measurement if the sulfide vein extends from the near-surface to below the water table and is oxidizing. The process of oxidation creates a naturally occurring battery action, which produces measurable electrical voltage. The coincidence of high-angle faults, host rock alteration and anomalous SPG measurements defines specific exploration targets.

The grid survey is conducted by a four-person crew at an all-inclusive cost of $1750 per 10-hour field day. Grid dimensions of 100 foot station spacing and 200 foot grid-line spacing have proven to be optimum. Daily production ranges from 10,000 to 15,000 grid-line feet depending upon terrain difficulty. A target area measuring roughly 5000 by 5000 feet would be covered by 26 grid lines and would require an estimated 10 to 14 field days to complete. Every effort will be made to keep the total survey costs below an estimated total cost of $20,000 US. The total survey cost will include a mobilization/demobilization charge of $20000. Potential, but unlikely, weather standby time is charged at 75% of the field day rate prorated over a 10-hour day. Presentation of survey results includes contoured apparent resistivity and SPG maps and an interpretation overly to these maps plus a report on field procedures and survey findings. The preparation of maps and the report is charged at the rate of $400 per day. Two to four days are required to produce these final results.

If this proposed work, with associated costs, is acceptable to Big Bear Gold Corporation, please acknowledge by signing and returning a copy of this letter.

Respectfully submitted,

/s/ Richard C. Fox

Richard C. Fox, Geophysicist/Owner

/s/ Bill Whittle

Accepted by:
Big Bear Gold Corporation

Name: Bill Whittle

Title: Vice-President

Date: June 6, 2004